UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 9, 2012

BENACO, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-173476	99-0363913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44 Wall Street, 14th Floor

New York, NY 10005

(Address of principal executive offices, including zip code)

(212) 344-1105

(Registrant’s telephone number, including area code)

K Cervenemu Vrchu 845/2b, Apt. 223

Prague 6, Czech, Republic 160 00

(Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective October 9, 2012 Natalia Belych submitted her resignation as our Chief Executive Officer, President, Secretary, Treasurer, and Director. Ms. Belych’s resignation was not the result of any disagreements with us on any matter related to our operations, policies or practices. In conjunction with Ms. Belych’s resignation, our Board of Directors and shareholders owning a majority of our outstanding common stock appointed Michael Presutti and Michael R. Gianatasio, effective October 9, 2012, as executive officers and directors. Mr. Presutti was appointed as our Chief Executive Officer, Secretary and as a Director. Mr. Gianatasio was appointed as our President, Chief Operating Officer and as a Director.

Mr. Presutti, age 50, has worked in the site safety management business since 2000. He has expertise in the areas of construction safety and health/environmentally conscious construction means and methods and is an Occupational Health and Safety Administration (“OSHA”) trainer. Mr. Presutti has written health and safety plans for several large projects in New York City, trained and managed many site safety managers and from November 2010 through the present he has been a principal shareholder and served as acting President for Select Safety Consultants, Inc. (“SSCI”). SSCI is a site safety corporation which manages approximately 45 sites in New York and New Jersey including The World Trade Center Project’s Towers One (steel operations), Three (concrete operations) and Four (steel and concrete operations) and the United National re-cladding/rehab project. From February 2002 until November 2010 he served as Senior Vice President and a Safety Consultant for Homeland Safety Consulting Inc., a construction site safety management company located in New York City. From May 2000 through the present, Mr. Presutti has also worked as a safety consultant wherein he provides safety and health related services. From September 2007 through the present he has worked as a researcher and adjunct lecturer at the OSHA Atlantic Region II Education Center at the University of Medicine and Dentistry of New Jersey, School of Public Health. From September 2010 through the present he has been an adjunct lecturer at Empire State College SUNY’s Harry Van Arsdale School of Labor Studies. From May 1985 through July 2002 Mr. Presutti was the principal owner of Pressco Builders, a construction management and development company. Other jobs have included newspaper columnist (1988-2009), freelance writer (1988-present) and adjunct Instructor/Lecturer at Morris County Vocational Technical School. Mr. Presutti is a graduate of Rutgers University School of Communication Information and Library Studies.

Michael R. Gianatasio, age 39, is a safety and risk management consultant, professional engineer in the states of New York, Connecticut and Florida, a licensed site safety manager in New York City and a licensed fire safety manager in New York City. From May 2003 through the present he has served as the President and Chief Executive Officer for Michael R. Gianatasio, PE, PC (MRG Engineering and Construction), a professional construction site safety management firm operating in New York, New Jersey and Connecticut. From July 2006 through the present he has worked for Site Safety, Inc., a construction site safety management corporation which he founded and previously served as its president. From August 2000 until May 2003 he worked as a Vice President and Project Executive at G&F Enterprises, Inc., a New York corporation. From December 1999 through December 2000 he worked as a project manager for Jeffrey M. Brown Associates, Inc., a building and construction management company. From May 1995 through December 1999 he worked as a project engineer for The LiRo Group, Ltd., a construction management, engineering, environmental, architectural and program management company. Mr. Gianatasio is a member of the American Engineering Alliance, American Society of Civil Engineers and American Society of Safety Engineers. He is a graduate of Manhattan College where he received a degree in civil engineering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENACO, INC.

Dated: October 15, 2012	By:	/s/ Michael Presutti
Name: Michael Presutti
Title: Chief Executive Officer